Exhibit 99.1

Steel Connect Reports Fourth Quarter Financial Results

Fourth Quarter 2021 Results

•Net revenue totaled $136.0 million, as compared to $164.9 million in the prior year
•Net loss was $11.0 million, as compared to net loss of $0.4 million in the prior year
•Net loss attributable to common stockholders was $11.6 million, as compared to net loss of $0.9 million in the prior year
•Adjusted EBITDA* was $7.1 million, as compared to $24.9 million in the prior year
•Net cash provided by operating activities was $2.1 million
•Free Cash Flow* totaled $1.3 million
•Total debt, net of unamortized discounts and issuance costs, was $373.1 million; Net Debt* totaled $282.3 million

Fiscal Year 2021 Financial Results

•Net revenue totaled $613.8 million, as compared to $782.8 million in the prior year
•Net loss was $44.4 million, as compared to net loss of $5.3 million in the prior year
•Net loss attributable to common stockholders was $46.5 million, as compared to net loss of $7.4 million in the prior year
•Adjusted EBITDA* was $67.3 million, as compared to $86.9 million in the prior year
•Net cash provided by operating activities was $23.1 million
•Free Cash Flow* totaled $19.5 million

SMYRNA, TN (October 29, 2021) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its fourth quarter and fiscal year ended July 31, 2021.

“In the Direct Marketing segment, we are implementing our previously announced Competitive Improvement Plan which will allow us to expand services, improve production, and reduce overall production costs,” said Interim Chief Executive Officer and Executive Chairman Warren Lichtenstein. “In the Supply Chain business, we are seeing reduced volume due to supply chain shortages, however, we are pursuing growth opportunities with both existing and new customers. Overall, we remain focused on building significant, long-term value for all shareholders.”

The Company's acquisition proposal special committee, comprised of independent directors, is still evaluating the proposed transaction contemplated in the expression of interest from Steel Partners Holdings L.P., ("Steel Partners") to acquire all of the outstanding shares of the Company's common stock not already owned by Steel Partners or its affiliates.

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2021	2020	2021	2020
	(in thousands)
Net revenue	$136,000	$164,857	$613,766	$782,813
Net loss	(11,015)	(360)	(44,391)	(5,284)
Net loss attributable to common stockholders	(11,558)	(897)	(46,520)	(7,413)
Adjusted EBITDA*	7,061	24,872	67,280	86,931
Adjusted EBITDA margin*	5.2%	15.1%	11.0%	11.1%
Net cash provided by operating activities	2,055	11,573	23,067	71,624
Additions to property and equipment	(796)	(593)	(3,615)	(12,070)
Free cash flow*	1,259	10,980	19,452	59,554

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the Fourth Quarter and Fiscal Year Ended July 31, 2021 and 2020

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2021	2020	2021	2020
	(unaudited, $ in thousands)
Net revenue:
Direct Marketing	$88,296	$89,956	$387,510	$444,360
Supply Chain	47,704	74,901	226,256	338,453
Total net revenue	136,000	164,857	613,766	782,813
Cost of revenue	114,952	124,863	484,153	619,854
Gross profit margin	15.5%	24.3%	21.1%	20.8%
Selling, general and administrative	26,455	23,997	96,528	103,261
Goodwill impairment charge	—	—	25,658	—
Amortization of intangible assets	4,182	6,536	20,258	27,255
Interest expense	7,735	7,544	31,139	33,969
All other (income) expense, net	(5,205)	388	(1,190)	(2,159)
Total costs and expenses	33,167	38,465	172,393	162,326
(Loss) income before income taxes	(12,119)	1,529	(42,780)	633
Income tax (benefit) expense	(1,104)	1,889	1,611	5,917
Net loss	$(11,015)	$(360)	$(44,391)	$(5,284)

Net Revenue

Consolidated net revenue for the fourth quarter decreased $28.9 million, or 17.5%, as compared to the same period in the prior fiscal year. Direct Marketing segment net revenue for the fourth quarter decreased by approximately $1.7 million as compared with the prior fiscal year. Direct Marketing segment net revenue decreased primarily due to lower customer demand. Supply Chain net revenue for the fourth quarter decreased by approximately $27.2 million as compared with the same period in the prior fiscal year. Supply Chain net revenue decreased by: (1) approximately $16.4 million due to lower volume from client exits and (2) approximately $7.8 million due to lower client volume associated with the global market shortage of semiconductor and other electrical component supplies.

Consolidated net revenue for the fiscal year ended July 31, 2021 decreased $169.0 million, or 21.6%, as compared to the same period in the prior year. Direct Marketing net revenue for the fiscal year ended July 31, 2021 decreased by approximately $56.9 million as compared with the prior fiscal year. Direct Marketing segment net revenue decreased by: (1) approximately $36.2 million due to lower volume from client exits and (2) approximately $20.7 million due to overall lower customer demand. The client exits in the year ended July 31, 2021 are expected to result in further decreases of Direct Marketing’s net revenue for the fiscal year ending July 31, 2022. Supply Chain net revenue for the fiscal year ended July 31, 2021 decreased by approximately $112.2 million as compared with the prior fiscal year. Supply Chain net revenue decreased by: (1) approximately $60.0 million due to lower volume from client exits and (2) approximately $52.2 million due to lower client volume associated with the global market shortage of semiconductor and other electrical component supplies.

Cost of Revenue

Consolidated cost of revenue for the fourth quarter decreased $9.9 million, or 7.9%, as compared to the same period in the prior year, primarily due to lower labor and material costs as a result of the decrease in revenue. Direct Marketing’s cost of revenue increased by $9.2 million for the fourth quarter, as compared to the prior fiscal year, primarily due to increased labor, material, and outsourcing costs driven by changes in customer work mix and formats. The Direct Marketing segment's gross margin percentage decreased by 1,179 basis points to 14.3% for the fourth quarter, as compared to 26.1% for the same period in the prior year primarily due to changes in customer mix and the competitive pricing pressures within the marketplace. Supply Chain’s cost of revenue decreased by $19.1 million during the fourth quarter, as compared to the prior fiscal year. The decrease was primarily due to lower material and labor costs due to lower sales volume. The Supply Chain segment's gross margin percentage decreased by 441 basis points to 17.6% for the fourth quarter, as compared to 22.0% for the same period in the prior year, primarily due to lower volume as compared to fixed cost.

Consolidated cost of revenue for the fiscal year ended July 31, 2021 decreased $135.7 million, or 21.9%, as compared to the same period in the prior year, primarily due to lower labor and material costs as a result of the decrease in revenue. Direct

Marketing’s cost of revenue decreased by $39.6 million for the fiscal year ended July 31, 2021, as compared to the prior fiscal year, primarily due to lower material and labor costs as a result of lower sales volume. The Direct Marketing segment's gross margin percentage decreased by 120 basis points to 21.1% for the fiscal year ended July 31, 2021, as compared to 22.3% for the fiscal year ended July 31, 2020 primarily due to changes in customer mix and the competitive pricing pressures within the marketplace. Supply Chain’s cost of revenue decreased by $96.1 million during the fiscal year ended July 31, 2021, as compared to the prior fiscal year. The decrease was primarily due to lower material and labor costs due to lower sales volume. The Supply Chain segment's gross margin percentage increased by 230 basis points to 21.1% for the fiscal year ended July 31, 2021, as compared to 18.8% for the fiscal year ended July 31, 2020, primarily due to improved sales mix towards higher margin services.

Selling, General and Administrative

Consolidated selling, general and administrative expenses for the fiscal quarter ended July 31, 2021 increased $2.5 million, or 10.2%, as compared to the same period in the prior year. Selling, general and administrative expenses for the Direct Marketing segment decreased $2.4 million, as compared to the same period in the prior year, primarily to decreases in most expense categories as a result of the Company's COVID-19 pandemic response, as well as a reduction in certain tax-related liabilities. Selling, general and administrative expenses for the Supply Chain segment increased $3.8 million, as compared to the same period in the prior year, primarily due to an increase in costs associated with the information technology function and restructuring, offset partially by a decrease in compensation costs. Selling, general and administrative expenses for Corporate increased $1.1 million, as compared to the same period in the prior year, primarily due to professional fees.

Consolidated selling, general and administrative expenses for the fiscal year ended July 31, 2021 decreased $6.7 million, or 6.5%, as compared to the same period in the prior year. Selling, general and administrative expenses for the Direct Marketing segment decreased $11.7 million, as compared to the same period in the prior year, primarily due to lower employee-related costs, sales and marketing, and other expenses. Selling, general and administrative expenses for the Supply Chain segment increased $5.1 million, as compared to the same period in the prior year, primarily due to an increase in costs associated with the information technology function, offset partially by a decrease in compensation costs.

Goodwill Impairment Charge

During the three months ended April 30, 2021, the Company recorded a non-cash pre-tax goodwill impairment charge of $25.7 million for the Direct Marketing segment. The Company did not record any impairment charge during the quarter ended July 31, 2021 or in the quarter and fiscal year ended July 31, 2020.

Amortization of Intangible Assets

Amortization of intangibles assets for the fourth quarter decreased $2.4 million, or 36.0%, as compared to the same period in the prior year. Amortization of intangibles assets for the fiscal year ended July 31, 2021 decreased $7.0 million, or 25.7%, as compared to the same period in the prior year. Amortization expense decreased in both periods as our trademarks and tradenames were fully amortized as of December 2020, and our customer relationships are amortized using an accelerated method.

Interest Expense

Interest expense for the fourth quarter increased $0.2 million, or 2.5%, as compared to the same period in the prior year. Interest expense for the fiscal year ended July 31, 2021 decreased $2.8 million, or 8.3%, as compared to the same period in the prior year. Interest expense in in the fiscal year ended July 31, 2021 is lower primarily due to lower average outstanding debt balances compared to the prior fiscal year

All Other (Income) Expenses, Net

All other (income) expenses, net is primarily composed of the derecognition of accrued pricing liabilities and foreign exchange gains and losses. The Company derecognized $3.2 million of accrued pricing liabilities during the fiscal quarter and year ended July 31, 2021, as compared $0.8 million during the same period in the prior year. The Company recorded $1.9 million of foreign exchange losses during the fiscal year ended July 31, 2021, as compared to $0.9 million of foreign exchange gains in the same period in the prior year. The Company recorded $1.7 million of foreign exchange gains during the three months ended July 31, 2021, as compared to $1.5 million of foreign exchange losses in the same period in the prior year.

Income Tax (Benefit) Expense

Income tax benefit for the fourth quarter was $1.1 million, as compared to an expense of $1.9 million for the same period in the prior year. Income tax expense for the fiscal year ended July 31, 2021 decreased $4.3 million, or 72.8%, as compared to the same period in the prior year. The decrease in income tax expense for both periods was primarily due to lower taxable income in foreign jurisdictions.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the fourth quarter totaled $0.8 million, or 0.6% of net revenue, as compared to $0.6 million, or 0.4% of net revenue, for the same period in the prior year. Capital expenditures for the fiscal year ended July 31, 2021 totaled $3.6 million, or 0.6% of net revenue, as compared to $12.1 million, or 1.5% of net revenue, for the same period in the prior year. The decrease in capital expenditures for both periods in the current fiscal year was primarily due to reduced discretionary spending in response to the COVID-19 pandemic.

Adjusted EBITDA

Adjusted EBITDA decreased $17.8 million, or 71.6%, for the fourth quarter and decreased $19.7 million, or 22.6%, for the fiscal year ended July 31, 2021, each as compared to the same period in the prior year, primarily due to reduced gross profit in both periods, offset partially by a reduction in certain operating expenses for the full fiscal year.

Liquidity and Capital Resources

As of July 31, 2021, the Company had cash and cash equivalents of $96.9 million. As of July 31, 2021, IWCO Direct and ModusLink had readily available borrowing capacities of $25.0 million and $8.7 million, respectively, under their credit facilities.

As of July 31, 2021, total debt outstanding, net of unamortized discounts and issuance costs, was $373.1 million, which was comprised of a $364.3 million term loan due December 15, 2022 and $14.9 million outstanding on the 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs. Our ability to refinance the term loan will depend on the capital and credit markets and our financial condition at such time.

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that serve the direct marketing and supply chain management markets, respectively.

IWCO Direct is a provider of data-driven marketing solutions, driving response across all marketing channels and measurable improvements to its customers’ return on marketing investment. With a more than 50-year legacy of printing and mailing services, IWCO Direct's full range of expanded marketing services includes strategy, creative services, and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. Through Mail-Gard®, IWCO Direct offers business continuity and disaster recovery services to protect against unexpected business interruptions, along with providing print and mail outsourcing services. IWCO Direct's services include: (a) development of direct mail and omnichannel marketing strategies, (b) creative services to design direct mail, email, and online marketing, (c) printing and compiling of direct mail pieces into envelopes ready for mailing, (d) commingling services to sort mail produced for various customers by destination to achieve optimized postal savings, and (e) business continuity and disaster recovery services for critical communications to protect against unexpected business interruptions. The major markets served by IWCO Direct include financial services, multiple-system operators ("MSO") (cable or direct-broadcast satellite TV systems), insurance, as well as subscription/services, healthcare, travel/hospitality, retail, not-for-profit, and others. Direct mail is a critical piece of marketing for most of IWCO Direct’s clients, who use direct mail to acquire new customers, deepen the sales cycle, and maintain customer loyalty. Management believes that direct mail will remain an important part of its customers' strategy for the foreseeable future, based on its proven ability to enhance results when used as part of an omnichannel marketing strategy.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 31, 2021	July 31, 2020
Assets:
Cash and cash equivalents	$96,931	$75,887
Accounts receivable, trade, net	69,805	93,072
Inventories, net	16,228	15,354
Funds held for clients	8,212	18,755
Prepaid expenses and other current assets	22,222	20,475
Total current assets	213,398	223,543
Property and equipment, net	58,862	79,678
Goodwill	231,470	257,128
Other intangible assets, net	115,005	135,263
Operating lease right-of-use assets	50,836	56,140
Other assets	6,810	7,420
Total assets	$676,381	$759,172

Liabilities:
Accounts payable	$55,517	$70,002
Accrued expenses	106,871	111,380
Funds held for clients	8,212	18,755
Current portion of long-term debt	5,602	5,527
Current lease obligations	13,690	14,318
Other current liabilities	28,101	29,950
Total current liabilities	217,993	249,932
Convertible note payable	9,343	8,054
Long-term debt, excluding current portion	358,189	365,468
Long-term lease obligations	38,927	43,211
Other long-term liabilities	10,537	8,509
Total liabilities	634,989	675,174

Contingently redeemable preferred stock	35,180	35,180

Total stockholders' equity	6,212	48,818

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$676,381	$759,172

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended July 31,			Fiscal Year Ended July 31,
	2021	2020	Fav (Unfav)	2021	2020	Fav (Unfav)
	(Unaudited)
Net revenue:
Direct Marketing	$88,296	$89,956	(1.8)%	$387,510	$444,360	(12.8)%
Supply Chain	47,704	74,901	(36.3)%	226,256	338,453	(33.1)%
Total net revenue	136,000	164,857	(17.5)%	613,766	782,813	(21.6)%
Cost of revenue	114,952	124,863	7.9%	484,153	619,854	21.9%
Gross profit	21,048	39,994	(47.4)%	129,613	162,959	(20.5)%
Gross profit margin	15.5%	24.3%		21.1%	20.8%
Operating expenses:
Selling, general and administrative	26,455	23,997	(10.2)%	96,528	103,261	6.5%
Goodwill impairment charge	—	—	—%	25,658	—	(100.0)%
Amortization of intangible assets	4,182	6,536	36.0%	20,258	27,255	25.7%
Total operating expenses	30,637	30,533	(0.3)%	142,444	130,516	(9.1)%
Operating (loss) income	(9,589)	9,461	(201.4)%	(12,831)	32,443	(139.5)%
Total other expense	(2,530)	(7,932)	68.1%	(29,949)	(31,810)	5.9%
(Loss) income before income taxes	(12,119)	1,529	892.6%	(42,780)	633	(6,858.3)%
Income tax (benefit) expense	(1,104)	1,889	158.4%	1,611	5,917	72.8%
Net loss	(11,015)	(360)	(2,959.7)%	(44,391)	(5,284)	740.1%
Less: Preferred dividends on redeemable preferred stock	(543)	(537)	(1.1)%	(2,129)	(2,129)	—%
Net loss attributable to common stockholders	$(11,558)	$(897)	(1,188.5)%	$(46,520)	$(7,413)	(527.5)%

Basic and diluted net loss per share attributable to common stockholders	$(0.18)	$(0.01)		$(0.75)	$(0.12)
Weighted average common shares used in basic and diluted loss per share	62,321	61,826		62,142	61,644

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Fiscal Year Ended July 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(44,391)	$(5,284)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation	23,289	23,075
Amortization of intangible assets	20,258	27,255
Amortization of deferred financing costs	571	435
Accretion of debt discount	1,290	622
Impairment of goodwill	25,658	—
Impairment of long-lived assets	498	—
Share-based compensation	591	720
Non-cash lease expense	14,186	14,263
Other losses (gains), net	439	(2,098)
Changes in operating assets and liabilities:
Accounts receivable, net	23,505	20,305
Inventories, net	(722)	8,510
Prepaid expenses and other current assets	(1,823)	12,396
Accounts payable and accrued expenses	(19,201)	(17,464)
Refundable and accrued income taxes, net	(1,242)	(630)
Other assets and liabilities	(19,839)	(10,481)
Net cash provided by operating activities	23,067	71,624
Cash flows from investing activities:
Additions of property and equipment	(3,615)	(12,070)
Proceeds from the disposition of property and equipment	289	21
Proceeds from the sale of available-for-sale securities	—	163
Net cash used in investing activities	(3,326)	(11,886)
Cash flows from financing activities:
Proceeds from the Cerberus revolving facility	—	19,000
Payments on the Cerberus revolving facility	—	(25,000)
Long-term debt repayments	(7,642)	(3,154)
Preferred dividend payments	(2,129)	(2,135)
Payment of debt financing costs	—	(914)
Repayments on capital lease obligations	(70)	(100)
Proceeds from issuance of common stock	4	19
Net cash used in financing activities	(9,837)	(12,284)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	597	1,124
Net increase in cash, cash equivalents and restricted cash	10,501	48,578
Cash, cash equivalents and restricted cash, beginning of period	94,642	46,064
Cash, cash equivalents and restricted cash, end of period	$105,143	$94,642

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2021	2020	2021	2020
	(Unaudited)
Net revenue:
Direct Marketing	$88,296	$89,956	$387,510	$444,360
Supply Chain	47,704	74,901	226,256	338,453
	$136,000	$164,857	$613,766	$782,813
Operating (loss) income:
Direct Marketing	$(5,483)	$561	$(11,261)	$12,940
Supply Chain	(2,747)	9,144	6,827	27,952
Total segment operating (loss) income	(8,230)	9,705	(4,434)	40,892
Corporate-level activity	(1,359)	(244)	(8,397)	(8,449)
Total operating (loss) income	(9,589)	9,461	(12,831)	32,443
Total other expense	(2,530)	(7,932)	(29,949)	(31,810)
(Loss) income before income taxes	$(12,119)	$1,529	$(42,780)	$633

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2021	2020	2021	2020
Net loss	$(11,015)	$(360)	$(44,391)	$(5,284)

Interest income	(1)	(23)	(14)	(61)
Interest expense	7,735	7,544	31,139	33,969
Income tax expense	(1,104)	1,889	1,611	5,917
Depreciation	7,667	5,835	23,289	23,075
Amortization of intangible assets	4,182	6,536	20,258	27,255
EBITDA	7,464	21,421	31,892	84,871

Strategic consulting and other related professional fees	182	(50)	1,366	(50)
Executive severance and employee retention	—	—	—	534
Restructuring and restructuring-related expense	4,563	(951)	5,481	(27)
Share-based compensation	148	139	591	720
Loss on sale of long-lived assets	198	369	277	414
Goodwill impairment charge	—	—	25,658	—
Unrealized foreign exchange (gains) losses, net	(3,065)	1,224	2,118	(48)
Other non-cash (gains) losses, net	(2,332)	(1,248)	(2,370)	(1,419)
Adjustments related to certain tax liabilities	(97)	3,968	2,267	1,936
Adjusted EBITDA	$7,061	$24,872	$67,280	$86,931

Net revenue	$136,000	$164,857	$613,766	$782,813
Adjusted EBITDA margin	5.2%	15.1%	11.0%	11.1%

Free Cash Flow Reconciliation:

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$2,055	$11,573	$23,067	$71,624
Additions to property and equipment	(796)	(593)	(3,615)	(12,070)
Free cash flow	$1,259	$10,980	$19,452	$59,554

Net Debt Reconciliation:

	July 31, 2021	July 31, 2020
Total debt, net	$373,134	$379,049
Unamortized discounts and issuance costs	6,136	7,863
Cash and cash equivalents	(96,931)	(75,887)
Net debt	$282,339	$311,025

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, impairment of goodwill, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, and adjustments related to certain tax liabilities. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements pertaining to, but not limited to, information with respect to a proposed transaction between the Company and Steel Holdings. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: client or program losses; fluctuations in demand for our products and services; general economic conditions and public health crises (such as the ongoing coronavirus outbreak); demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; our failure to achieve the expected benefits of our Competitive Improvement Plan for IWCO Direct; increased competition and technological changes in the markets in which the Company competes; failure to realize expected benefits of restructuring and cost-cutting actions; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to preserve and monetize its net operating losses; failure to settle disputes and litigation on terms favorable to the Company; failure to maintain compliance with NASDAQ's continued listing requirements; the Company's ability to repay indebtedness and potential adverse effects from the phase-out of LIBOR; and the Company's ability to negotiate and consummate the proposed transaction with Steel Holdings. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on October 29, 2021. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com